Exhibit 99.1

Entercom Communications Announces Stock Buyback Authorization

(Bala Cynwyd, PA May 13, 2004) Entercom Communications Corp. (NYSE: ETM) today announced that its Board of Directors has authorized a stock buyback program through which the Company, over time, may repurchase up to $100 million dollars of its common stock in the open market, with the amount and timing of repurchases depending on market conditions.

David J. Field, President and CEO stated: “Entercom’s strong free cash flow generation and outstanding balance sheet enable us to take advantage of opportunistic repurchases of the company’s stock while we continue to grow our radio platform with value-enhancing acquisitions. We have been pleased to announce three acquisitions totaling almost $100 million in recent months. While we will continue to place the highest priority on value- enhancing acquisitions and industry-leading operating performance, this share buyback is a further demonstration of our financial strength and re-investment in the radio industry.

As of March 31, 2004 Entercom had 51.6 million shares of common stock outstanding.

Entercom is the nation’s fourth largest radio broadcaster, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Indianapolis (pending), Milwaukee, New Orleans, Norfolk, Buffalo, Memphis, Providence, Greensboro, Greenville/Spartanburg, Rochester, Madison, Wichita, Wilkes Barre/Scranton, Gainesville-Ocala, and Longview/Kelso, WA.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on forms 8-K, 10-Q and 10-K with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting.

Contact:

Steve Fisher

Executive VP and Chief Financial Officer

610 660 5647